Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 28, 2010, (except for the matters described in Notes 1, 3, 6, 7, and 15 as to which the date is November 17, 2010) in the Registration Statement (Form S-1) and related Prospectus of RealPage, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Dallas, TX
November 17, 2010